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                                                                    EXHIBIT 4.10

                       BANKERS TRUST NEW YORK CORPORATION
                     1994 STOCK OPTION AND STOCK AWARD PLAN

SECTION 1. PURPOSE OF THE PLAN.

  The purpose of the 1994 Stock Option and Stock Award Plan (the "Plan") is to aid Bankers Trust New York Corporation (the "Corporation") and its subsidiaries in securing and retaining officers and other key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Corporation and its subsidiaries. In addition, the Corporation expects that it will benefit from the added interest which the respective Awardees (as hereinafter defined) will have in the welfare of the Corporation as a result of their ownership or increased ownership of the common stock of the Corporation.

SECTION 2. ADMINISTRATION.

  (a) The Board of Directors of the Corporation (the "Board") shall designate a committee of not less than three directors (the "Committee") who shall serve at the pleasure of the Board. The Committee may also have other duties, as would be the case if the Board should designate the Corporation's Human Resources Committee (or a successor thereto) to act as the Committee under the Plan. No member of the Committee shall be eligible to participate in the Plan while serving on the Committee. The Committee shall have full power and authority, subject to ratification by the Board by resolutions not inconsistent with the provisions of the Plan, to grant to eligible employees pursuant to the provisions of the Plan (i) stock options to purchase shares, (ii) restricted stock, (iii) deferred stock, or (iv) any other Stock-based Awards (as hereinafter defined) permitted hereunder (each of the foregoing being an "Award" and collectively, the "Awards"). The Committee shall also interpret the provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto) and supervise the administration of the Plan.

  (b) The Committee shall: (i) subject to Board ratification in connection with officers to be named in the Corporation's proxy material, select the officers and other key employees of the Corporation and its subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine whether incentive stock options (under Section 422 of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code")), non-qualified stock options, restricted stock, deferred stock, or other Stock-based Awards, or a combination of the foregoing, are to be granted hereunder; (iii) determine the number of shares to be covered by each Award granted hereunder; (iii) determine the number of shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including but not limited to any restriction and forfeiture condition on such Award and/or the shares of Stock (as hereinafter defined) relating thereto); (v) determine whether, to what extent and under what circumstances Awards may be settled in cash; (vi) determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an Award under this Plan shall be deferred ether automatically or at the election of the Awardee; (vii) determine whether, to what extent and under what circumstances option grants and/or other Awards under the Plan are to be made, and operate, on a tandem basis; and (viii) to the extent appropriate certify attainment of performance goals as required by
Section 162(m) of the Code.

  (c) All decisions made by the Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board (as and to the extent permitted hereunder) shall be final, conclusive and binding on all persons, including the Corporation, its stockholders, employees and individuals granted Awards under the Plan ("Awardees").

SECTION 3. STOCK SUBJECT TO THE PLAN.

  Except as otherwise provided by this Section 3 and subject to Section 12(e), the total number of shares of common stock of the Corporation (the "Stock") available for distribution under the Plan is 15,000,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except

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that treasury shares must be used in the case of restricted stock. If any shares that have been optioned cease to be subject to option because the option has expired or been cancelled or has been deemed to have expired or cancelled, or if any shares subject to any restricted stock, deferred stock or other Stock-based Award granted hereunder are forfeited or such Award otherwise terminates without the actual or deemed delivery of such shares, such shares shall again be available for distribution under the Plan.

  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash or property dividend, or other change in corporate structure affecting the Stock, such adjustment shall be made in the aggregate number of shares which may be delivered under the Plan, in the number and/or option price of shares subject to outstanding options granted under the Plan, and/or in the number of shares subject to restricted stock, deferred stock, or other Stock-based Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion; provided that the number of shares subject to any Award shall always be a whole number; and provided further that, with respect to incentive stock options, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto. In addition, subject to the limitations provided in Section 7, Section 10, Section 12(e), the Committee is authorized to make adjustments in the terms and conditions of, and performance criteria relating to, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in this paragraph) affecting the Corporation or the financial statements of the Corporation, or in response to changes in applicable laws, regulations or accounting principles.

SECTION 4. ELIGIBILITY.

  Officers and other key employees of the Corporation and its subsidiaries (but excluding members of the Committee and any person who serves only as a director) who are responsible for the management, growth, profitability or protection of the business of the Corporation and its subsidiaries are eligible to be granted Awards under the Plan. The Awardees under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

  For the purposes of the Plan, a subsidiary of the Corporation shall be any corporation which at the time qualifies as a subsidiary thereof under the definition of "subsidiary corporation" in Section 424(f) of the Code.

SECTION 5. STOCK OPTIONS.

  Any stock option granted under the Plan shall be in such form as the Committee may from time to time approve. Any such option shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

  (a) Option Type. Each option shall state whether it will or will not be treated as an incentive stock option.

  (b) Option Price. The purchase price per share of the Stock purchasable under a stock option shall be determined by the Committee, but will be not less than 100% of the fair market value of the Stock on the date of the grant of the option, as determined in accordance with procedures established by the Committee.

  (c) Option Period. The term of each stock option shall be fixed by the Committee, but no incentive stock option shall be exercisable after the expiration of 10 years from the date the option is granted and no non-qualified stock option shall be exercisable after the expiration of 10 years and one day from the date the option is granted.

  (d) Exercisability. Stock options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Unless otherwise determined by the Committee at or subsequent to

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grant, no stock option shall be exercisable during the twelve month period ending on the day before the first anniversary date of the granting of the option, except as provided in paragraphs (g), (h) or (i) of this Section 5; provided, however, that notwithstanding the foregoing, from and after a Change of Control (as hereinafter defined) all stock options shall become immediately exercisable to the full extent of the original Award.

  As used herein, "Change of Control" shall mean any of the following events:

    (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Corporation Voting Securities"); provided, however, that any acquisition by the Corporation or any of its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, or the Outstanding Corporation Common Stock and Corporation Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock and Corporation Voting Securities, as the case may be, shall not constitute a Change of Control; or

    (ii) Individuals who, as of January 1, 1994, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

    (iii) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Corporation immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger or consolidation, beneficially owned, directly or indirectly, more than 80% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

    Anything herein to the contrary notwithstanding, with respect to any Awardee in the Plan, a Change of Control shall not be deemed to have occurred if such Change of Control results from or arises out of a purchase or other acquisition of the Corporation, directly or indirectly, by a corporation or other entity in which such Awardee has a direct or indirect equity interest; provided, however, that the limitation contained in this sentence shall not apply in respect of any Awards entitling the Awardee to any direct or indirect equity interest in a corporation or other entity (a) which equity interest is part of a class of equity interests which are publicly traded on any securities exchange or other market system, or (b) received by such Awardee without the Awardee's concurrence or consent, as a result of or in connection with a purchase of other acquisition of the Corporation by such corporation or other entity.

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  (e) Method of Exercise. Stock options may be exercised, in whole or in part by giving written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check; provided, however, that during the 60-day period from and after a Change of Control (x) an Awardee (other than an Awardee who initiated a Change of Control in a capacity other than as an officer or director of the Corporation) who is an officer or director of the Corporation (within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to an option that was granted at least six months prior to the date of exercise pursuant to this proviso and (y) any other Awardee who at the time of exercise is not an officer or director shall, unless the Committee shall determine otherwise at the time of grant, have the right, in lieu of the payment of the full purchase price of the shares of Stock being purchased under the stock option and by giving written notice to the Corporation to elect (within such 60-day period) to surrender all or part of the stock option to the Corporation and to receive in cash an amount equal to the amount by which the fair market value per share of the Stock on the date of exercise shall exceed the purchase price per share under the stock option multiplied by the number of shares of Stock granted under the stock option as to which the right granted by this proviso shall have been exercised. Such written notice shall specify the Awardee's election to purchase shares subject to the stock option or to receive the cash payment referred to in the proviso to the immediately preceding sentence. The Committee may, in its sole discretion, authorize payment in whole or in part of the purchase price to be made in unrestricted stock already owned by the Awardee, or, in the case of a non-qualified stock option, in restricted stock or deferred stock subject to an Award hereunder (based upon the fair market value of the Stock on the date the option is exercised, as determined by the Committee). The Committee may authorize such payment at or after grant, except that in the case of an incentive stock option, any right to make payment in unrestricted stock already owned must be included in the option at the time of grant. No shares of Stock shall be issued until full payment therefor has been made. Subject to paragraph (k) of this Section 5, an Awardee shall have the rights to dividends and other rights of a shareholder with respect to shares subject to the option when the Awardee has given written notice of exercise, has paid in full for such shares, and, if requested has given the representation described in paragraph (a) of Section 12.

  As used in this paragraph (e) of Section 5, the fair market value of the Stock on the date of exercise shall mean:

    (i) with respect to an election by an Awardee to receive cash in respect of a stock option which is not an incentive stock option, the "Change of Control Fair Market Value," as defined below; and

    (ii) with respect to an election by an Awardee to receive cash in respect of a stock option which is an incentive stock option, the fair market value of the Stock on the date of exercise, determined in the same manner as the fair market value of Stock on the date of grant of a stock option is determined pursuant to paragraph (b) of Section 5 of the Plan unless otherwise determined by the Committee.

  "Change of Control Fair Market Value" shall mean the higher of (x) the highest reported sale price, regular way, of a share of the Stock on the Composite Tape for New York Stock Exchange Listed Stock during the 60-day period prior to the date of the Change of Control and (y) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i) or (iii) of the definition of Change of Control set forth in
Section 5, the highest price per share of the Stock paid in such transaction or series of transactions (in the case of Change of Control described in paragraph
(i) of such definition, as reflected in any Schedule 13D filed by the person having made the acquisition).

  (f) Nontransferability of Options: No stock option shall be transferable by the Awardee otherwise than by will or by the laws of descent and distribution, and such option shall be exerciseable, during the Awardee's lifetime, only by the Awardee.

  (g) Termination by Death. Except to the extent otherwise provided by the Committee at or after the time of grant if an Awardee's employment by the Corporation and/or any of its subsidiaries terminates by reason of death, the stock option may thereafter be immediately exercised in full by the legal representative

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of the estate or by the legatee of the Awardee under the will of the Awardee, for a period of fifteen months from the date of such death or until the expiration of the stated period of the option, whichever period is shorter.

  (h) Termination by Reason of Retirement or Permanent Disability. Except to the extent otherwise provided by the Committee at or after the time of grant, if an Awardee's employment by the Corporation and/or any of its subsidiaries terminates by reason of retirement or permanent disability, any stock option held by such Awardee may thereafter be exercised in full, but may not be exercised after three years from the date of such termination of employment or the expiration of the stated period of the option, whichever period is the shorter; provided, however, that, if the Awardee dies within such three-year period, any unexercised stock option held by such Awardee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of the Awardee's death or for the stated period of the option, whichever period is the shorter. For these purposes, the term "retirement" is a retirement as defined in the Corporation's Pension Plan as in effect from time to time. In the event of termination of service by reason of retirement or permanent disability, if an incentive stock option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a non-qualified stock option.

  (i) Other Termination. Unless otherwise determined by the Committee at or after grant, if an Awardee's employment terminates for any reason other than death, permanent disability, or retirement, the stock option shall thereupon terminate; provided, however, that if such termination is by action of the employer and other than discharge for reason of willful violation of the rules of the Corporation or by voluntary resignation of the Awardee, in either case within 18 months following a Change of Control, any stock options held by the Awardee may be exercised by the Awardee until the earlier of six months and one day after such termination or the expiration of such options in accordance with their terms.

  (j) Option Buyout. The Committee may at any time offer to repurchase an option (other than an option which has been held for less than six months by an Awardee who is subject to Section 16 of the Exchange Act), based on such terms and conditions as the Committee shall establish and communicate to the Awardee at the time such offer is made.

  (k) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon an option's exercise shall be in the form of restricted stock or deferred stock, or may reserve other than with respect to incentive stock options the right to so provide after the time of grant.

SECTION 6. RESTRICTED STOCK.

  (a) Stock and Administration. Shares of restricted stock may be issued either alone or in addition to stock options, deferred stock or other Stock-based Awards granted under the Plan. The Committee shall determine the officers and key employees of the Corporation and its subsidiaries to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture, and all other conditions of the Awards. The provisions of restricted stock Awards need not be the same with respect to each recipient.

  (b) Awards and Certificates. The prospective recipient of an Award of shares of restricted stock shall not, with respect to such Award, be deemed to have become an Awardee, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Corporation, and otherwise complied with the then applicable terms and conditions, and then:

    (i) Each Awardee shall be issued a stock certificate in respect of shares of restricted stock awarded under the Plan. Such certificate shall be registered in the name of the Awardee, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

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      "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Bankers Trust New York Corporation 1994 Stock Option and Stock Award Plan and an Agreement entered into between the registered owner and Bankers Trust New York Corporation. Copies of such Plan and Agreement are on file in the offices of Bankers Trust New York Corporation, 280 Park Avenue, New York, N.Y. 10017."

    (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed, and shall require, as a condition of any restricted stock Award, that the Awardee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award.

  (c) Restriction and Conditions. The shares of restricted stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

    (i) Subject to the provisions of this Plan during a period set by the Committee commencing with the date of such Award (the "restriction period"), the Awardee shall not be permitted to sell, transfer, pledge, or assign shares of restricted stock awarded under the Plan. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

    (ii) Except as provided in paragraph (c) of this Section 6, the Awardee shall have, with respect to the shares of restricted stock, all the rights of a shareholder of the Corporation, including the right to vote the restricted stock, and the right to receive any cash dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional restricted stock or otherwise reinvested. Certificates for sharers of unrestricted stock shall be delivered to the Awardee promptly after, and only after, the period of restriction shall expire without forfeiture in respect of such shares of restricted stock.

    (iii) Subject to the provisions of paragraph (c)(iv) of this Section 6, upon termination of employment for any reason during the restriction period, all shares still subject to restriction shall be forfeited by the Awardee and reacquired by the Corporation.

    (iv) In the event of an Awardee's retirement, permanent disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waiver in whole or in part any or all remaining restrictions with respect to such Awardee's shares of restricted stock.

    (v) Notwithstanding anything in the foregoing to the contrary, upon a Change of Control any and all restrictions on restricted stock shall lapse regardless of the restriction period established by the Committee and all such restricted stock shall become fully vested and nonforfeitable and promptly distributed.

SECTION 7. DEFERRED STOCK AWARDS

  (a) Stock and Administration. Awards of the right to receive Stock that is not to be distributed to the Awardee until after a specified deferral period (such Award and the deferred Stock delivered thereunder hereinafter as the context shall require, the "deferred stock") may be made either alone or in addition to stock options or restricted stock or other Stock-based Awards granted under the Plan. The Committee shall determine the officers and key employees of the Corporation and its subsidiaries to whom deferred stock shall be awarded, the number of shares of deferred stock to be awarded at the end of a specified performance period to any Awardee pursuant to a formula based upon earnings goals of the Corporation as measured by pretax or post tax corporate income, net income per common share and/or the return on average common equity of the Corporation for the year of the Award which shall be specified by the Committee prior to the beginning of such year for services to be performed after the Committee sets the standard, or on a date after the beginning of the year which may be deemed to be prior the beginning of such year for these purposes under Federal tax rules, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the stock will be deferred, and the terms and conditions of the Award in addition to those

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contained in paragraph (b) of this Section 7. In its sole discretion, the
Committee may provide for a minimum payment at the end of the applicable Deferral Period based on a stated percentage of the fair market value on the date of grant of the number of shares covered by a deferred stock Award. The provisions of deferred stock Awards need not be the same with respect to each recipient. Prior to any Award of deferred stock, the Committee shall certify attainment of the performance goals for the specified performance thereon.

  (b) Terms and Conditions. Deferred stock Awards made pursuant to this Section 7 shall be subject to the following terms and conditions:

    (i) Subject to the provisions of the Plan, the shares to be issued pursuant to a deferred stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period or Elective Deferral Period (defined below), where applicable, and all or a portion of which may be subject to a risk of forfeiture during all or such portion of the Deferral Period all as determined by the Committee. At the expiration of the Deferral Period and Elective Deferral Period, share certificates shall be delivered to the Awardee, or the Awardee's legal representative, in a number equal to the number of shares covered by the deferred stock Award.

    (ii) Amounts equal to any dividends declared and/or any other amounts deemed earned such as credits based on net income per common share will be paid to the Awardee directly, deferred into additional shares or some combination thereof, all as determined by the Committee in its sole discretion.

    (iii) In the event of the Awardee's retirement, permanent disability or death during the Deferral Period (or Elective Deferral Period, where applicable), or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Corporation, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the Awardee's deferred stock. Anything in the Plan to the contrary notwithstanding, upon the occurrence of a Change of Control, the Deferral Period and the Elective Deferral Period with respect to each deferred stock Award shall expire immediately and all share certificates relating to such Awards shall be delivered immediately to each Awardee or the Awardee's legal representative.

    (iv) Prior to completion of the Deferral Period, an Awardee may elect to further defer receipt of the Award for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the approval of the Committee and under such terms as are determined by the Committee, all in its sole discretion.

    (v) Each Award under this Section 7 shall be confirmed by a deferred stock agreement or other instrument executed by the Corporation and by the Awardee.

SECTION 8. OTHER STOCK-BASED AWARDS

  (a) Stock and Administration. Other Awards of the Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Stock ("other Stock-based Awards"), including (without limitation) performance shares, dividend equivalents, and convertible debentures, may be granted either alone or in addition to other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the officers and key employees of the Corporation and/or any of its subsidiaries to whom and the time or times at which such other Stock-based Awards shall be made, the number of shares of Stock to be awarded pursuant to such other Stock-based Awards, and all other conditions of the other Stock-based Awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period. The provisions of other Stock-based Awards need not be the same with respect to each recipient.

  (b) Terms and Conditions. Other Stock-based Awards made pursuant to this
Section 8 shall be subject to the following terms and conditions:

    (i) Subject to the provisions of this Plan, shares or interests in shares subject to Awards made under this Section 8, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date

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  on which the shares are issued, or, if later, the date on which any applicable restriction, performance or Deferral Period lapses.

    (ii) Subject to the provisions of this Plan and the Award agreement, the recipient of Awards under this Section 8 shall be entitled to receive, currently or on a deferral basis, interest or dividends or interest or dividend equivalents or such other amounts with respect to the number of shares or interests therein covered by the Awards, as determined at the time of the Awards by the Committee, in its sole discretion, and the Committee may provide that such amounts or portion thereof (if any), as determined by the Committee in its sole discretion shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

    (iii) Any Awards under this Section 8 and any Stock covered by any such Award may be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion.

    (iv) In the event of the Awardee's retirement, permanent disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all of the remaining limitations imposed hereunder (if any) with respect to any or all Awards under this Section 8. Anything in the Plan to the contrary notwithstanding, any limitations imposed with respect to any Award under this Section 8, including any provision providing for the forfeiture of any Award under any circumstance, shall terminate immediately upon a Change of Control and the number of shares or interests in the Stock subject to such Award shall be delivered to the Awardee (or, in the case of an Award with respect to which such number is not determinable, such number of shares or interests in the Stock as is determined by the Committee and set forth in the terms of such Award).

    (v) Each Award under this Section 8 shall be confirmed by an agreement or other instrument executed by the Corporation and by the Awardee.

    (vi) The Stock or interests therein (including securities convertible into Stock) paid or awarded on a bonus basis under this Section 8 shall be issued for no cash consideration; the Stock or interests therein (including securities convertible into the Stock) purchased pursuant to a purchase right awarded under this Section 8 shall be priced at least at 50% of the fair market value of the Stock on the date of grant.

    (vii) No other Stock-based Award in the nature of a purchase right shall be transferable by the Awardee otherwise than by will or by the laws of descent and distribution, and such purchase rights shall be exercisable during the Awardee's lifetime only by the Awardee.

SECTION 9. TRANSFER, LEAVE OF ABSENCE, ETC.

  For purposes of the Plan: (a) a transfer of an employee from the Corporation to a subsidiary or affiliate of the Corporation, whether or not incorporated, or vice versa, or from one subsidiary or affiliate, whether or not incorporated, to another, (b) a leave absence, duly authorized in writing by the Corporation, for sickness, or for any other purpose approved by the Corporation if the period of such leave does not exceed eighty-four days, and
(c) a leave of absence in excess of eighty-four days, duly authorized in writing by the Corporation, provided the employee's right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment.

SECTION 10. AMENDMENTS AND TERMINATION

  The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an Awardee under an Award theretofore granted, without the Awardee's consent, or which without the approval of the stockholders would:

    (a) except as is provided in Section 3 of the Plan, increase the total number of shares available for the purpose of the Plan;

    (b) subsequent to the date of grant decrease the option price of any stock option to less than 100% of the fair market value on the date of the granting of the option;

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    (c) extend the maximum option period under Section 5(c) of the Plan; or

    (d) otherwise materially increase the benefits accruing to Awardees under, or materially modify the requirements as to eligibility for participation in, the Plan.

  The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Awardee without such Awardee's consent. Notwithstanding the foregoing, the Board or the Committee may, in its discretion, amend the Plan or terms of any outstanding Award held by a person then subject to Section 16 of the Exchange Act without the consent of any Awardee in order to preserve exemptions under said Section 16 which are or become available from time to time under rules of the Securities and Exchange Commission.

  Since certain amendments to the Securities and Exchange Commission's rules under Section 16 of the Exchange Act permit phasing-in of full compliance with such rules over a period of time, the Board reserves the right during such period to amend or alter the Plan without further approval of stockholders to the extent it determines to be necessary or appropriate to conform with said rules as so amended and as is otherwise permissible under applicable law.

SECTION 11. UNFUNDED STATUS OF PLAN.

  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to an Awardee by the Corporation, nothing contained herein shall give any such Awardee any rights that are greater than those of a general creditor of the Corporation. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 12. GENERAL PROVISIONS.

  (a) The Committee may require each Awardee purchasing shares pursuant to an Award under the Plan to represent to and agree with the Corporation in writing that such Awardee is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

  (b) All certificates for shares of Stock delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (c) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Awards granted under the Plan. If Awards are granted in substitution for other Awards, the Committee shall require the surrender of such other Awards in consideration for the grant of the new Awards. Awards granted in addition to or in tandem with other Awards may be granted either a the same time as or at a different time from the grant of such other Awards. The exercise price of any option or the purchase price of any other Stock-based Award in the nature of a purchase right granted in substitution for outstanding Awards or in lieu of any other right to payment by the Corporation shall be the fair market value of shares at the date such substitute Awards are granted or shall be such fair market value at that date reduced to reflect the fair market value of the Awards or other right to payment required to be surrendered by the Awardee as a condition to receipt of the substitute Award; or retroactively granted in tandem with outstanding Awards shall be either the fair market value of shares at the date of grant of later Awards or the fair market value of shares at the date of grant of earlier Awards.

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  (d) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangement, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

  (e) The maximum number of shares that may be subject to Award in any calendar year to any Awardee under Sections 5 through 8 is 5% of the total number of shares available for distribution under the Plan as set forth in Sections 3 and 10.

SECTION 13. TAXES.

  (a) If any Awardee properly elects, within thirty days of the date on which an Award is granted, to include in gross income for Federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Stock subject to the Award, such Awardee shall make arrangements satisfactory to the Committee to pay to the Corporation, in the calendar quarter of such Award, any Federal, state, or local taxes required to be withheld with respect to such shares. If such Awardee shall fail to make such tax payments as are required, the Corporation and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Awardee.

  (b) Any Awardee who does not or cannot make the election described in paragraph (a) of this Section 13 with respect to an Award, shall, no later than the date as of which the value of the Award first becomes includible in the gross income of the Awardee for Federal income tax purposes, pay to the Corporation, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award and the Corporation and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Awardee. Anything contained herein to the contrary notwithstanding, the Committee may, in its sole discretion, authorize acceptance of Stock received in connection with the Award or option being taxed or otherwise previously acquired in satisfaction of withholding requirements.

  (c) If and to the extent authorized by the Committee, the Corporation or any of its subsidiaries are authorized to withhold from any distribution of Stock relating to any Award granted under the Plan, or to receive shares from the Awardee, and to pay the value of such Stock to the appropriate taxing authority, in order to satisfy obligations of the Awardee for the payment of Federal, state, and local taxes in connection with such Award (including but not necessarily limited to amounts required to be withheld by the Corporation).

SECTION 14. EFFECTIVE DATE OF THE PLAN.

  The Plan shall be effective on the date it is approved by the vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon.

SECTION 15. TERM OF PLAN.

  No Awards shall be granted pursuant to the Plan after April 21, 1998, but Awards theretofore granted may extend beyond that date.

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